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                                                                EXHIBIT 8.1

                        AMENDMENT TO CUSTODIAN AGREEMENT

        Amendment made as of October 20, 1995 (the "Amendment"), between Strong Asia Pacific Fund, Inc. (the "Fund") and Brown Brothers Harriman & Co. (the "Custodian") to the Custodian Agreement dated December 20, 1993 between the Fund and the Custodian (the "Custodian Agreement").

        In consideration of the mutual covenants and agreements herein contained, the Fund and the Custodian agree that the Custodian Agreement is hereby amended as follows:

        1. Section 2.D, Purchases, is amended to read in its entirety as follows:

        2.D  Purchases - Upon receipt of proper instructions, as defined in
Section 2X, insofar as funds are available for the purpose, to pay for and receive securities purchased for the account of a Fund, payment being made only upon receipt of the securities (1) by the Subcustodian, or (2) by a clearing corporation of a national securities exchange of which the Subcustodian is a member, or (3) by a Securities System or a Foreign Depository. However, (i) in the case of repurchase agreements entered into by a Fund, the Subcustodian (as well as an Agent) may release funds to a Securities System, a Foreign Depository or a Secondary Subcustodian prior to the receipt of advice from the Securities System, Foreign Depository or Secondary Subcustodian that the securities underlying such


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repurchase agreement have been transferred by book-entry into the Account (as defined in Section 2U) of the Subcustodian (or such Agent) maintained with such Securities System or to the Foreign Depository or Secondary Subcustodian, so long as such payment instructions to the Securities System, Foreign Depository or Secondary Subcustodian include a requirement that delivery is only against payment for securities, (ii) in the case of foreign exchange contracts, options, time deposits, call account deposits, currency deposits, and other deposits, contracts or options pursuant to Sections 2J, 2L, 2M, 2N, the Subcustodian may make payment therefor without receiving an instrument evidencing said deposits, contracts or options so long as such payment instructions detail specific deposits, contracts or options to be acquired, and
(iii) in the case of securities as to which payment for the securities and receipt of the instrument evidencing the securities ordinarily take place in different locations or through separate parties, the Subcustodian may make payment for such securities prior to delivery thereof only if such payment is in accordance with the terms of the instrument representing the security or the generally accepted practice of Institutional Clients (as hereinafter defined) in the country or countries in which the settlement occurs or the terms of the instrument representing the security, but in all events subject to the standard of care set forth in Section 6 hereof. "Institutional Clients" shall mean major commercial banks, corporations,


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insurance companies, or substantially similar institutions, which, as a substantial part of their business operations, purchase or sell securities and make use of custodial services.

        2. Section 2.F, Sales of Securities, is amended to read in its entirety as follows:

        2.F Sales of Securities - Upon receipt of proper instructions, to make delivery of securities which have been sold for the account of a Fund, but only against payment therefor (1) in cash, by a certified check, bank cashier's check, bank credit, or bank wire transfer, or (2) by credit to the account of the Subcustodian with a clearing corporation of a national securities exchange of which the Subcustodian is a member, or (3) by credit to the account of the Subcustodian or an Agent of the Subcustodian with a Securities System or a Foreign Depository. Notwithstanding the foregoing: (i) in the case of delivery of physical certificates or instruments representing securities, the Subcustodian may make delivery to the broker buying the securities, against receipt therefor, for examination in accordance with "street delivery" custom, provided that the payment therefor is to be made to the Subcustodian (which payment may be made by a broker's check) or that such securities are to be returned to the Subcustodian, and (ii) in the case of securities referred to in clause (iii) of Section 2.D, the Subcustodian may make settlement, including with respect to the form of payment, in accordance with the terms of the instrument


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representing the security or the generally accepted trade practice of
Institutional Clients in the country or countries in which the settlement occurs, but in all events subject to the standard of care set forth in Section 6 hereof, provided that the Subcustodian shall have taken all reasonable steps to ensure prompt collection of the payment for, or return of, such securities by the broker or its clearing agent and provided further that the Subcustodian shall not be responsible for the selection of a broker or clearing agent that fails or is unable to perform.

        3. Section 2.L, Demand Deposit Bank Accounts, is amended to read in its entirety as follows:

        2.L Demand Deposit Bank Accounts - To open and operate an account or accounts in the name of the Fund, subject only to draft or order by the Fund, and to hold in such account or accounts as a deposit accepted on the Custodian's books cash, including foreign currency, received for the account of the Fund other than cash held as deposits with Banking Institutions in accordance with the following paragraph. The responsibilities of the Custodian for cash, including foreign currency, of a Fund accepted on the Custodian's books as a deposit shall be that of a U.S. bank for a similar deposit.

        If and when authorized by proper instructions, the Custodian may open and operate an additional account(s) in such other banks or trust companies as may be designated by the Fund in such


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instructions (any such bank or trust company so designated by the Fund being referred to hereafter as a "Banking Institution"), and may deposit cash, including foreign currency, of the Fund in such account or account(s), provided that such account(s) (hereinafter collectively referred to as "demand deposit bank accounts") shall be in the name of the Custodian or a nominee of the Custodian for the account of the Fund or for the account of the Custodian's customers generally and shall be subject only to the Custodian's draft or order; provided that any such demand deposit bank account shall contain only property held by the Custodian as a fiduciary or custodian for the Fund and/or other customers and that the records of the Custodian shall indicate at all times the Fund and/or other customers for which such funds are held in such account and the respective interests therein. Such demand deposit accounts may be opened with Banking Institutions in the United States and in other countries and may be denominated in either U.S. Dollars or other currencies as the Fund may determine. The records for each such account will be maintained by the Custodian but the deposits in any such account shall not constitute a deposit liability of the Custodian. All such deposits, including with Subcustodians, shall be deemed to be portfolio securities of the Fund and accordingly the responsibility of the Custodian therefor shall be the same as and no greater than the Custodian's responsibility in respect of other portfolio securities of the Fund. The authorization by the


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Fund to appoint a Subcustodian as such shall also constitute a proper instruction to open a demand deposit bank account subject to the provisions of this paragraph with such Subcustodian.

        1. Except as amended above, all the provisions of the Custodian Agreement as heretofore in effect shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.


                                    Strong Asia Pacific Fund, Inc.

                                    By /s/ Ann E. Oglanian
                                       -------------------------------
                                       Title Secretary


                                    BROWN BROTHERS HARRIMAN & CO.

                                    Per pro /s/ Robert G. Bergman
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